EXHIBIT 10.2

EXECUTION VERSION

THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO ARRAY BIOPHARMA INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$8,500,000	September 2, 2016

FOR VALUE RECEIVED, Array BioPharma Inc., a Delaware corporation (the “Maker”), promises to pay to Redmile Capital Offshore Fund II, Ltd. or its assigns (the “Holder”) the principal sum of $8,500,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 5% per year until paid in full.

This Note constitutes “Subordinated Debt” under and as defined in that certain Loan and Security Agreement, dated as of June 28, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Comerica Bank and the Maker.

Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  All payments by the Maker under this Note shall be in immediately available funds.

1.                                      Definitions.

(a)           “797 Assets” means the Maker’s ARRY 797 drug candidate, in its current form and all modifications thereof and all Related Assets other than Excluded Assets; provided, however, that the 797 Assets also include a fully paid-up, world-wide, non-exclusive, perpetual license, with right to grant sublicenses, to such intellectual property rights otherwise included in the Excluded Assets to the extent necessary for the development, manufacture, and commercialization of the 797 Assets.

(b)           “797 Product” any pharmaceutical product for use in humans that includes the ARRY 797 drug candidate.

(c)           “797 Sale” means any sale, transfer, or other similar disposition of all or a material portion of the 797 Assets or the 797 Subsidiary to a person other than (x) an affiliate of the Maker or (y) the Holder or any of its affiliates.  Notwithstanding the foregoing, a license or similar agreement providing for Licensing Payments shall not constitute a 797 Sale for any purpose under this Note.

(d)           “797 Subsidiary” means a business entity to be formed by the Maker as a subsidiary of the Maker for purposes of domiciling the 797 Assets, which business entity shall be formed by the Maker, and which 797 Assets shall be contributed to the 797 Subsidiary by the Maker, in each case at such time that it is commercially reasonable for the Maker, in its sole judgment, to do so.  This Note shall not be construed as creating any obligation on the part of the Maker to form the 797 Subsidiary.

(e)           “Array Preferred Stock” means preferred stock of the Maker having the rights, preferences, and privileges set forth on the Certificate of Designation attached to the Purchase Agreement as Exhibit F thereto.

(f)            “Conversion Discount” means either 80% if the closing of the Qualified Financing occurs on or prior to March 1, 2017, or 70% if the closing of the Qualified Financing occurs after March 1, 2017.

(g)           “Capped Price Per Share” means the price per share calculated in the same manner as the price per share of Qualified Financing Securities, but instead based on a pre-money valuation of the 797 Subsidiary of $75,000,000, with any resulting fraction rounded to the nearest whole cent (with 0.5 being rounded up).

(h)           “Excluded Assets” means the (i) ARRY 614 drug candidate in its current form or any modification thereof and its Related Assets or (ii) other drug candidates or compounds that target p38 or any of their respective Related Assets.

(i)            “Exit Fee” means an amount equal to 30% of the original principal amount of this Note.

(j)            “Licensing Payments” means option fees, up-front fees, license signing fees, license maintenance fees, milestone payments, success fees, royalties, and profit sharing payments paid by or on behalf of the licensee.

(k)           “Maturity Date” means September 1, 2017.

(l)            “Other Holder” means the holder of any Other Note.

(m)          “Other Note” means any other note issued pursuant to the Purchase Agreement, or in replacement or exchange for any such note.

(n)           “Outstanding Amount” means the then outstanding principal balance, and interest accrued, on this Note.

(o)           “Pro Rata Share” means, with respect to the Holder at any time a fraction (expressed as a percentage) the numerator of which is the outstanding principal amount of this Note at such time and the denominator of which is $10,000,000; provided that for purposes of Sections 2(b), (c) and (d) the numerator used to calculate “Pro Rata Share” shall be the outstanding principal amount of this Note immediately prior to the consummation of the 797 Sale, the Qualified 797 License or Sale of Maker, as applicable.

(p)           “Purchase Agreement” means the Note Purchase Agreement dated as of September 2, 2016 among the Maker, the Holder, and Redmile Biopharma Investments I, L.P.

(q)           “Qualified 797 License” means the first license by the Maker or the 797 Subsidiary following the date hereof to a person other than (x) an affiliate of the Maker or (y) the Holder or any of its affiliates for the development and commercialization of the 797 Product that either (i) is exclusive, for all fields of use, and for such territory or territories that include the United States or (ii) is expressly confirmed in writing by the Holder to constitute a Qualified 797 License in accordance with Section 2(f) of this Note.  Qualified 797 License shall not include any license solely of the ARRY 614 drug candidate or its Related Assets.  Any license arrangement that includes both the 797 Product and the ARRY 614 drug candidate that otherwise meets the requirements of this definition shall constitute a Qualified 797 License.

(r)            “Qualified Financing” means the first equity financing transaction or series of related transactions for which the closing thereof occurs following the date hereof and prior to the Maturity Date and pursuant to which the 797 Subsidiary sells shares of its preferred stock to one or more bona fide institutional investors other than the Holder or any of its affiliates and with immediately available gross proceeds to the 797 Subsidiary (excluding proceeds from this Note and any other indebtedness of the Maker or the 797 Subsidiary that convert into equity in connection with such issuance) of at least $10,000,000.  In the event that the Qualified Financing is in the form of a series of related transactions, the Qualified Financing shall be deemed “consummated” or “closed” at the time the 797 Subsidiary has received an aggregate amount of immediately available gross proceeds of $10,000,000 from all such related financing transactions.  This Note shall not be construed as creating any obligation on the part of the Maker to consummate a Qualified Financing.

(s)            “Related Assets” means, with respect to any drug candidate or compound, the Maker’s pre-clinical and clinical data, regulatory submissions (including records and correspondence), inventory, contracts, equipment and books and records related to such drug candidate.

(t)            “Sale of Maker” means (i) any merger or consolidation to which the Maker is a party (except any merger or consolidation in which the holders of capital stock of the Maker immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation, at least 51% of the voting power of the capital stock of (A) the surviving or resulting corporation, or (B) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation), (ii) any person becomes the beneficial owner (as such term is used in Rule 13(d)(3) of the Securities Exchange Act of 1934) of capital stock representing at least 51% of the outstanding voting power of the Maker, or (iii) the sale of all or substantially all of the assets of the Maker.  Sale of Maker shall not include any transaction in which the Holder or any of its affiliates is the survivor of a merger or consolidation, becomes the beneficial owner (as such term is used in Rule 13(d)(3) of the Securities Exchange Act of 1934) of capital stock or is the purchaser of all or substantially all of the assets of the Maker.

(u)           “Repayment Amount” means the amount that is the sum of the Outstanding Amount plus the Exit Fee.

(v)           “Transaction Documents” means this Note and the other subordinated convertible promissory notes issued pursuant to the Note Purchase Agreement, and the Note Purchase Agreement and each of the exhibits and attachments thereto.

2.             Payment.

(a)           All principal and accrued interest, plus the Exit Fee (if applicable), shall be due and payable on the Maturity Date, to the extent not prepaid pursuant to Section 2 or converted pursuant to Section 3.

(b)           In the event the Maker or 797 Subsidiary consummates a 797 Sale prior to the earliest of  (i) the closing of a Qualified Financing, (ii) the payment of the Repayment Amount (whether on the Maturity Date, on acceleration or otherwise), (iii) the conversion of this Note to the right to receive cash determined by reference to Licensing Payments pursuant to Section 2(c) of this Note, (iv) the conversion of this Note to the right to receive cash upon a Sale of Maker pursuant to Section 2(d), or (v) conversion of this Note to Array Preferred Stock or Qualified Financing Securities pursuant to Section 3 of this Note, then upon the closing of such 797 Sale and in full satisfaction of this Note, the Maker shall pay, or cause to be paid, to the Holder, by wire transfer of immediately available funds to an account designated by the

Holder in writing, a cash amount equal to the Holder’s Pro Rata share of the greater of (i) $20,000,000 or (ii) 15% of the fair market value of the consideration actually paid to the Maker or the 797 Subsidiary (or any of their respective affiliates or stockholders); provided, however that the amounts to be paid to the Holder pursuant to preceding clause shall not exceed the Holder’s Pro Rata Share of $100,000,000.

(c)           In the event the Maker or the 797 Subsidiary consummates a Qualified 797 License prior to the earliest of (i)  the closing of a Qualified Financing, (ii) the payment of the Repayment Amount (whether on the Maturity Date, on acceleration or otherwise), (iii) the conversion of this Note to the right to receive cash pursuant to Section 2(b), (iv) the conversion of this Note to the right to receive cash upon a Sale of Maker pursuant to Section 2(d) or (v) conversion of this Note to Array Preferred Stock or Qualified Financing Securities pursuant to Section 3 of this Note, then in full satisfaction of this Note, the Maker shall pay, or cause to be paid, to the Holder, by wire transfer of immediately available funds to an account designated by the Holder in writing, an amount equal to the Holder’s Pro Rata Share of 50% of the first $50,000,000 of Licensing Payments actually paid to the Maker or the 797 Subsidiary (or any of their respective affiliates) and an amount equal to the Holder’s Pro Rata Share of 20% of any subsequent Licensing Payments actually paid to the Maker or the 797 Subsidiary (or any of their respective affiliates or stockholders), as the case may be, thereafter pursuant to such license agreement; provided, however that the amounts to be paid to the Holder shall not exceed the Holder’s Pro Rata Share of $100,000,000.

(d)           In the event the Maker or its shareholders consummate a Sale of Maker prior to the earliest of (i) the closing of a Qualified Financing, (ii) the payment of the Repayment Amount (whether on the Maturity Date, on acceleration or otherwise), (iii) the conversion of this Note to the right to receive cash pursuant to Section 2(b), (iv) the conversion of this Note to the right to receive cash determined by reference to Licensing Payments pursuant to Section 2(c) of this Note or (v) conversion of this Note to Array Preferred Stock or Qualified Financing Securities pursuant to Section 3 of this Note, then upon the closing of such Sale of the Maker and in full satisfaction of this Note, at the third party acquirer’s option, the Maker shall either: (i) pay, or cause to be paid, to the Holder a cash amount equal to the Holder’s Pro Rata Share of $40,000,000 by wire transfer of immediately available funds to an account designated by the Holder to the Maker in writing; or (ii) (A) pay, or cause to be paid, to the Holder a cash amount equal to the Holder’s Pro Rata Share of $25,000,000 by wire transfer of immediately available funds to an account designated by the Holder to the Maker in writing; and (B) grant, or cause to be granted, a right of first refusal to the Holder and each Other Holder to acquire the 797 Subsidiary or the 797 Assets, as the case may be.

(e)           The payments set forth in this Section 2 shall be made in full satisfaction of the obligations of the Maker under this Note, and the Holder shall have no rights to receive any other payments or receive any shares of capital stock of the Maker or the 797 Subsidiary hereunder.

(f)            In the event the Maker or the 797 Subsidiary consummates, prior to the earliest of (i) the closing of a Qualified Financing, (ii) the payment of the Repayment Amount (whether on the Maturity Date, on acceleration or otherwise), (iii) the conversion of this Note to the right to receive cash pursuant to Section 2(b), (iv) the conversion of this Note to the right to receive cash upon a Sale of Maker pursuant to Section 2(d) or (v) conversion of this Note to Array Preferred Stock or Qualified Financing Securities pursuant to Section 3 of this Note, an exclusive license by the Maker or the 797 Subsidiary to a person other than (x) an affiliate of the Maker or (y) the Holder or any of its Affiliates for the development and commercialization of the 797 Product in all fields of use for such territory or territories that does not include the United States, then, within five (5)  Business Days of the consummation thereof, the Maker shall provide written notice to the Holder of such license describing, (i) the product licensed, (ii) the field of use covered by such license,  (iii) the territories covered by such license, and (iv) the terms of the Licensing Payments with respect to such license, and the Holder shall have five (5) Business Days from the receipt of such notice to elect, by providing the Maker with irrevocable written notice thereof, to cause such license to constitute a Qualified 797 License pursuant to clause (ii) of Section 1(q); provided, however, that if the Holder does not provide such written election with five (5) Business Days, then the Holder shall be deemed to have elected to not cause such license to so constitute a Qualified 797 License.  Notices pursuant to this Section 2(f) shall be provided in accordance with Section 7.5 of the Purchase Agreement.  To the extent that any notice hereunder constitutes, or contains, material, non-public information regarding the Maker or the 797 Subsidiary, the Maker shall promptly file such notice with the Securities and Exchange Commission pursuant to a Current Report on Form 8-K.

3.                                      Conversion.

(a)           Conversion in connection with a Qualified Financing.  Effective upon the closing of the Qualified Financing, in full satisfaction of this Note, the Outstanding Amount of this Note shall automatically be converted into shares of the same class and series of capital stock of the 797 Subsidiary issued to other investors in the Qualified Financing (the “Qualified Financing Securities”) at a conversion price equal to the lesser of (i) product of the Conversion Discount multiplied by the lowest price per share paid by any other purchaser of the Qualified Financing Securities or (ii) the Capped Price Per Share, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up).

(b)           Conversion into Preferred Stock of Maker.  In the event the 797 Subsidiary has not been formed by the Maturity Date, or if formed, does not close the Qualified Financing on or prior to the Maturity Date, then the Maker shall have the right to convert, on the Maturity Date, all but not less than all of the Repayment Amount into shares of Array Preferred Stock at the average daily volume-weighted average price per share of the Maker’s common stock on The NASDAQ Stock Market LLC (NASDAQ Global Market) for the ten (10) consecutive trading days ending on the trading day immediately preceding the Maturity Date (as reported by Bloomberg L.P., without regard to pre-open or after hours trading outside of any regular trading sessions for any such scheduled trading day on such trading day), any such conversion shall be capped at 19.99% of the outstanding shares of the Maker’s common stock for the Holder and all Other Holders in the aggregate, on an as-converted basis, on the Maturity Date.  The Maker will deliver to the Holder at least 10 days prior to the Maturity Date the Maker’s election to, on the Maturity Date, either pay the Repayment Amount pursuant to Section 2(a) or convert the Repayment Amount into Array Preferred Stock pursuant to Section 3(b).  Such election shall be irrevocable without the consent of the Holder.

(c)           Upon conversion of this Note in full pursuant to Section 3(a) or 3(b), the Maker shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Maker for cancellation.

(d)           Following any conversion of this Note pursuant to Section 3(a) and 3(b), the Maker shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of shares of capital stock of the 797 Subsidiary or Array Preferred Stock, as applicable, to which the Holder shall be entitled upon such conversion.

(e)           The Maker shall, and, after formation of the 797 Subsidiary, shall cause the 797 Subsidiary to, at all times reserve and keep available out of its authorized but unissued shares of preferred stock and common stock solely for the purpose of effecting the conversion of this Note such number of its shares of preferred stock (and shares of its common stock for issuance on conversion of such preferred stock, if applicable) as shall from time to time be sufficient to effect the conversion of the Note; and if at any time after the date hereof the number of authorized but unissued shares of preferred stock (and shares of its common stock for issuance on conversion of such preferred stock, if applicable) shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the Holder, the Maker will, and, after formation of the 797 Subsidiary, will cause the 797 Subsidiary to, take all such corporate actions as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of preferred stock (and shares of its common stock for issuance on conversion of such preferred stock, if applicable).

4.             Subordination.  This note is subordinated to the Maker’s obligations under Loan and Security Agreement, entered into as of June 28, 2005 by and between Comerica Bank and the Maker, as amended, supplemented or otherwise modified from time to time as and to the extent set forth in the Subordination Agreement, dated as of the date hereof, between Comerica Bank and Holder.

5.             Events of Default.  The occurrence and continuance of any one or more of the following events shall constitute an event of default hereunder (“Event of Default”):

(a)           the Maker fails to pay any of the principal or interest hereunder when due and payable on the Maturity Date;

(b)           the Maker shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 5(a)) and such failure shall continue for thirty (30) days after the Maker’s receipt of written notice to the Maker of such failure;

(c)           any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Maker in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to the original Holder to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

(d)           the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due; or

(e)           an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker in any of the foregoing.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable state laws of the State of New York. If an Event of Default under clauses (a), (b) or (c) above has occurred and is continuing (unless all such Events of Default have been cured or waived by the Holder), the Holder may declare the unpaid principal amount hereof, together with all accrued and unpaid interest thereon, the Exit Fee, and all other amounts owing or payable hereunder, to be immediately due and payable.  If an Event of Default under clauses (d) or (e) has occurred, the unpaid principal amount hereof, together with all accrued and unpaid interest thereon, the Exit Fee, and all other amounts owing or payable hereunder, shall become immediately due and payable.

6.             Miscellaneous.

(a)           Neither this Note nor any of the rights, interests or obligations hereunder may be assigned or otherwise transferred, by operation of law or otherwise, in whole or in part, by the Maker or the Holder without the prior written consent of Holder (in the case of an assignment or other transfer by Maker) or Maker (in the case of an assignment or other transfer by Holder); provided, however, that the 797 Subsidiary may be added as a co-obligor under this Note.  To the extent a co-obligor becomes obligated under this Note, each co-obligor waives (i) any suretyship defenses available to it under any applicable law, and (ii) any right to require the Holder to: (A) proceed against any co-obligor or any other person; (B) proceed against or exhaust any security; or (C) pursue any other remedy.  The Holder may exercise or not exercise any right or remedy it has against any co-obligor without affecting any co-obligor’s liability.  Notwithstanding any other provision of this Note or other related document, each co-obligor irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating co-obligor to the rights of the Holder under this Note) to seek contribution, indemnification or any other form of reimbursement from any other co-obligor, or any other person now or hereafter primarily or secondarily liable for any of the obligations, for any payment made by co-obligor with respect to the obligations in connection with this Note or otherwise as a result of any payment made by co-obligor with respect to the obligations in connection with this Note or otherwise.

(b)           Any provision of this Note may be amended, waived or modified upon the written consent of the Maker and the Holder.

(c)           No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(d)           If the Maker fails to pay any of the principal or interest hereunder when due and payable on the Maturity Date and an action is instituted to collect this Note, the Maker promises to pay all costs and reasonable expenses, including, without limitation, reasonable attorney’s fees and costs, incurred in connection with such action.

(e)           Except as provided herein, this Note may not be repaid, in whole or in part, without the prior written consent of the Holder.

(f)            Any and all payments by or on account of any obligation of the Maker under the Note shall be made without set-off or counterclaim and shall be free and clear and without any deduction or withholding for any taxes, except as required by applicable law.  If the Maker is required by applicable law to withhold or deduct any taxes from any such payment, then the Maker shall withhold or deduct such taxes, the Maker shall timely pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law, and such amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made.  The Maker will cooperate with the Holder to reduce or eliminate any otherwise applicable withholding taxes provided that the Holder provides the Maker with appropriate documentation to claim relief from otherwise applicable withholding taxes, including, but not limited to, providing the Maker with appropriate, duly executed IRS Forms W-9 or W-8.

(g)           All payments by the Maker under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

(h)           The Maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(i)            The Holder agrees that no stockholder, director or officer of the Maker or the 797 Subsidiary shall have any personal liability for the repayment of this Note.

(j)            By accepting this Note and countersigning below, the Holder represents and warrants to the Maker that such Holder is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended.

(k)           Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Maker.

(l)            No action or election by the Holder hereunder shall have any force and effect unless made in accordance with that certain letter agreement regarding voting, dated as of the date hereof, between the Holder and Other Holder, with the Maker as an express third-party beneficiary.

(m)          All rights and obligations hereunder shall be governed by the laws of the State of New York (without giving effect to principles of conflicts or choices of law that would result in the application of laws of another jurisdiction).

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and the Maker have executed this Subordinated Convertible Promissory Note as of the date first written above.

ARRAY BIOPHARMA INC.

By:	/s/ Jason Haddock
Title:	Chief Financial Officer

[Acknowledgment on Following Page]

ACKNOWLEDGED AND AGREED THIS 2ND DAY OF SEPTEMBER 2016:

REDMILE CAPITAL OFFSHORE FUND II, LTD.

By:	/s/ Jeremy Green

Name:	Jeremy Green

Title: Managing Member of the Investment Committee

Address:

One Letterman Drive
Building D, suite D3-300
San Francisco, CA 94129